Exhibit n(1)

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form N-2 of Fidus Investment Corporation and Subsidiaries (collectively, the Company) of our reports dated March 1, 2018, relating to our audits of the consolidated financial statements, the senior securities table and the effectiveness of internal control over financial reporting of the Company appearing in the Registration Statement.

We also consent to the reference to our firm under the headings “Independent Registered Public Accounting Firm”, “Senior Securities”, and “Selected Consolidated Financial Data” in such Registration Statement.

/s/ RSM US LLP

Chicago, Illinois

March 1, 2018